- --------------------------------------------------------------------------------

                                CREDIT AGREEMENT


                                    BETWEEN


                              SWIFT ENERGY COMPANY


                                      AND


                     BANK ONE, TEXAS, NATIONAL ASSOCIATION





                                 April 30, 1996


                            ------------------------

                            Revolving Line of Credit
                              of up to $7,000,000

                            ------------------------


- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS


     Article                                                           Page

     ARTICLE 1  DEFINITIONS AND INTERPRETATION.........................   1

          1.1   Terms Defined Above....................................   1
          1.2   Additional Defined Terms...............................   1
          1.3   Undefined Financial Accounting Terms...................  13
          1.4   References.............................................  13
          1.5   Articles and Sections..................................  13
          1.6   Number and Gender......................................  13
          1.7   Incorporation of Exhibits..............................  13

     ARTICLE 2  TERMS OF THE FACILITY..................................  13

          2.1   Revolving Line of Credit...............................  13
          2.2   Use of Loan Proceeds...................................  14
          2.3   Interest...............................................  14
          2.4   Repayment of Loans and Interest........................  14
          2.5   General Terms..........................................  14
          2.6   Time, Place, and Method of Payments....................  14
          2.7   Borrowing Base Determinations..........................  14
          2.8   Mandatory Prepayments..................................  15
          2.9   Voluntary Prepayments..................................  15
          2.10  Commitment Fee.........................................  15
          2.11  Loans to Satisfy Obligations of Borrower...............  15
          2.12  Security Interest in Accounts; Right of Offset.........  16
          2.13  General Provisions Relating to Interest................  16
          2.14  Yield Protection.......................................  17
          2.15  Taxes..................................................  17

     ARTICLE 3  CONDITIONS.............................................  18

          3.1   Receipt of Loan Documents and Other Items..............  18
          3.2   Conditions Precedent to Each Loan......................  19

     ARTICLE 4  REPRESENTATIONS AND WARRANTIES.........................  20

          4.1   Existence of Borrower and Subsidiaries.................  20
          4.2   Existence of Partnerships..............................  20
          4.3   Due Authorization......................................  21
          4.4   Valid and Binding Obligations of Borrower..............  21
          4.5   Scope and Accuracy of Financial Statements.............  21
          4.6   Liabilities, Litigation and Restrictions...............  21
          4.7   Title to Properties....................................  22
          4.8   Compliance with Federal Reserve Regulations............  22
          4.9   Authorizations and Consents............................  22

          4.10  Compliance with Laws, Rules, Regulations and Orders..... 22
          4.11  Proper Filing of Tax Returns and Payment of Taxes Due... 22
          4.12  ERISA Compliance........................................ 22
          4.13  Casualties or Taking of Property........................ 23
          4.14  Locations of Business and Offices....................... 23
          4.15  Environmental Compliance................................ 23
          4.16  Investment Company Act Compliance....................... 23
          4.17  Public Utility Holding Company Act Compliance........... 24
          4.18  No Material Misstatements............................... 24
          4.19  Subsidiaries............................................ 24
          4.20  Defaults................................................ 24
          4.21  Maintenance of Properties............................... 24

     ARTICLE 5  AFFIRMATIVE COVENANTS................................... 24

          5.1   Maintenance and Access to Records....................... 24
          5.2   Quarterly Financial Statements.......................... 25
          5.3   Annual Financial Statements............................. 25
          5.4   Compliance Certificates................................. 25
          5.5   SEC and Other Reports................................... 25
          5.6   Aging Reports; Borrowing Base Certificates.............. 25
          5.7   Notices................................................. 25
          5.8   Additional Information.................................. 27
          5.9   Payment of Assessments and Charges...................... 27
          5.10  Compliance with Laws.................................... 27
          5.11  ERISA Information and Compliance........................ 27
          5.12  Hazardous Substances Indemnification.................... 28
          5.13  Further Assurances...................................... 28
          5.14  Fees and Expenses of Lender............................. 28
          5.15  Indemnification......................................... 29
          5.16  Maintenance of Existence and Good Standing.............. 29
          5.17  Maintenance of Tangible Property........................ 30
          5.18  Maintenance of Insurance................................ 30
          5.19  Inspection of Tangible Property......................... 30
          5.20  Payment of Note and Performance of Obligations.......... 30
          5.21  Operation of Oil and Gas Properties..................... 30
          5.22  Performance of Designated Contracts..................... 30
          5.23  Notice Letters.......................................... 30

     ARTICLE 6  NEGATIVE COVENANTS...................................... 30

          6.1   Indebtedness; Contingent Obligations.................... 30
          6.2   Loans or Advances....................................... 31
          6.3   Mortgages or Pledges of Assets.......................... 32
          6.4   Sales of Properties; Leasebacks......................... 32
          6.5   Dividends and Distributions............................. 32
          6.6   Changes in Corporate Structure.......................... 32
          6.7   Rental or Lease Agreements.............................. 32
          6.8   Investments............................................. 33

          6.9   Lines of Business; Subsidiaries......................... 33
          6.10  ERISA Compliance........................................ 33
          6.11  Sale or Discount of Receivables......................... 34
          6.12  Transactions With Affiliates............................ 34
          6.13  Tangible Net Worth...................................... 34
          6.14  Current Ratio........................................... 34
          6.15  Debt Coverage Ratio..................................... 34
          6.16  Total Liabilities to Shareholders' Equity............... 34
          6.17  Subordinated Debt....................................... 34
          6.18  Negative Pledges........................................ 34

     ARTICLE 7  EVENTS OF DEFAULT....................................... 34

          7.1   Enumeration of Events of Default........................ 34
          7.2   Rights Upon Default..................................... 36

     ARTICLE 8  MISCELLANEOUS........................................... 37

          8.1   Amendments and Waivers.................................. 37
          8.2   Survival of Representations, Warranties and Covenants... 37
          8.3   Notices and Other Communications........................ 37
          8.4   Parties in Interest..................................... 38
          8.5   Transfers and Participations............................ 38
          8.6   No Waiver; Rights Cumulative............................ 38
          8.7   Survival Upon Unenforceability.......................... 38
          8.8   Rights of Third Parties................................. 39
          8.9   Controlling Agreement................................... 39
          8.10  Integration............................................. 39
          8.11  Jurisdiction and Venue.................................. 39
          8.12  Waiver of Rights to Jury Trial.......................... 39
          8.13  Governing Law........................................... 40
          8.14  Counterparts............................................ 40





                                    EXHIBITS


Exhibit I       Form of Note
Exhibit II      Form of Borrowing Base Certificate
Exhibit III     Form of Borrowing Request
Exhibit IV      Form of Compliance Certificate
Exhibit V       Disclosures
Exhibit VI      Form of Opinion of Counsel
Exhibit VII     Subsidiaries and Partnerships

                                CREDIT AGREEMENT


               THIS CREDIT AGREEMENT is made and entered into as of April 30, 1996, by and between SWIFT ENERGY COMPANY, a Texas corporation (the "Borrower"), and BANK ONE, TEXAS, NATIONAL ASSOCIATION, a national banking association (the "Lender").

                              W I T N E S S E T H:

               WHEREAS, the Borrower and the Lender have entered into the Amended and Restated Credit Agreement dated as of March 24, 1992, as heretofore amended (the "Existing Credit Agreement");

               WHEREAS, the parties desire to amend and restate the Existing Credit Agreement;

               NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows, amending and restating in its entirety the Existing Credit Agreement:


                                   ARTICLE 1

                         DEFINITIONS AND INTERPRETATION

          1.1 Terms Defined Above. As used in this Agreement, the terms "Borrower," "Existing Credit Agreement," and "Lender" shall have the meanings set forth above.

          1.2 Additional Defined Terms. As used in this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

           "Affiliate" shall mean any Person directly or indirectly controlling, controlled by, or under common control with the Borrower, including each Partnership and each affiliate and subsidiary (within the meaning of the regulations promulgated pursuant to the Securities Act of 1933, as amended) of the Borrower.

           "Agreement" shall mean this Credit Agreement, as amended, restated or supplemented from time to time.

           "Available Commitment" shall mean, at any time, an amount equal to the remainder, if any, of (a) the lesser of the Commitment Amount or the Borrowing Base in effect at such time minus (b) the Loan Balance at such time.

           "Base Rate" shall mean the interest rate announced or published by the Lender from time to time as its general reference rate of interest, which Base

      Rate shall change upon each change in such announced or published general reference interest rate and which Base Rate may not be the lowest interest rate charged by the Lender.

           "Borrowing Base" shall mean, at any time, an amount equal to 80% of the aggregate amount of all Eligible Swift Receivables.

           "Borrowing Base Certificate" shall mean each certificate, substantially in the form of Exhibit II, signed by the President, Treasurer or chief financial or accounting officer of the Borrower.

           "Borrowing Request" shall mean each written or oral
      (confirmed in writing within three Business Days) request, in substantially the form attached hereto as Exhibit III, by the Borrower to the Lender for a borrowing pursuant to Section 2.1, each of which shall:

                 (a) be signed by a Responsible Officer;

                 (b) specify the amount and the date of the
            borrowing (which shall be a Business Day); and

                 (c) be delivered to the Lender no later than
            11:00 a.m., Central Standard or Daylight Savings Time, as the case may be, on the Business Day of the requested borrowing.

           "Business Day" shall mean a day other than a day when commercial banks are authorized or required to close in the State of Texas.

           "Cash Flow" shall mean, for any period, the sum of (a) the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period, determined in accordance with GAAP, exclusive of non-cash revenue, plus (b) depreciation, depletion, non-cash amortization, deferred income taxes, and other non-cash charges to income, determined on a consolidated basis for the Borrower and its Subsidiaries.

           "Closing Date" shall mean April 30, 1996.

           "Commitment" shall mean the obligation of the Lender to make Loans to or for the benefit of the Borrower pursuant to Section 2.1.

           "Commitment Amount" shall mean, at any time, an amount equal to the lesser of the Borrowing Base then in effect or $7,000,000.

           "Commitment Period" shall mean the period from and including the Closing Date to but not including the Commitment Termination Date.

           "Commitment Termination Date" shall mean September 30, 1999.

           "Commonly Controlled Entity" shall mean any Person which is under common control with the Borrower within the meaning of
      Section 4001 of ERISA.

           "Compliance Certificate" shall mean each certificate substantially in the form attached hereto as Exhibit IV, signed by any Responsible Officer and furnished to the Lender from time to time in accordance with the terms hereof.

           "Contingent Obligation" shall mean, as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, or other obligations of any other Person (for purposes of this definition, a "primary obligation") in any manner, whether directly or indirectly, including any obligation of such Person, regardless of whether such obligation is contingent, (a) to purchase any primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any primary obligation, or (ii) to maintain working or equity capital of any other Person in respect of any primary obligation, or otherwise to maintain the net worth or solvency of any other Person, (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any primary obligation of the ability of the Person primarily liable for such primary obligation to make payment thereof, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof, with the amount of any Contingent Obligation being deemed to be equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

           "Current Assets" shall mean all assets which would, in accordance with GAAP, be included as current assets on a consolidated balance sheet of the Borrower and its Subsidiaries as of the date of calculation.

           "Current Liabilities" shall mean all liabilities which would, in accordance with GAAP, be included as current liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries as of the date of calculation, but excluding current maturities in respect of the Loans.

           "Debt Service" shall mean, at any time, five percent of all Indebtedness of the Borrower for borrowed money at such time.

           "Default" shall mean any event or occurrence which with the lapse of time or the giving of notice or both would become an Event of Default.

           "Default Rate" shall mean a per annum interest rate equal to the Base Rate from time to time in effect plus two and one-half percent (2-1/2%), such rate to be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) during the period for which payable, but in no event shall such rate exceed the Highest Lawful Rate.

           "Dollars" and "$" shall mean dollars in lawful currency of the United States of America.

           "Eligible Swift Receivable" shall mean any Swift Receivable:

                 (a) which is not outstanding more than 60 days
            past the due date therefor set forth in the related evidence of such Swift Receivable;

                 (b) which is not due more than 90 days after the
            related Indebtedness to the Borrower has been incurred, unless otherwise approved by the Lender;

                 (c) which is not owed by a Partnership which has
            taken any of the actions or suffered any of the events of the kind described in Sections 7.1(e) or (f);

                 (d) which is a bona fide, valid and legally
            enforceable obligation of the relevant account debtor;

                 (e) as to which all consents, licenses, approvals
            or authorizations of, or registrations or declarations with, any governmental authority required to be obtained, effected or given in connection with the execution, delivery and performance thereof by the relevant account debtor have been duly obtained, effected or given, are in full force and effect and do not subject the scope of such Swift Receivable to any materially adverse limitation, either specific or general in nature;

                 (f) as to which the relevant account debtor is
            not in default and is not likely to become in default in the performance or observance of any of the terms thereof;

                 (g) against which no defense, offset,
            counterclaim or claim has been asserted or alleged and which is not subject to any defense, offset, counterclaim or claim;

                 (h) as to which no security agreement, financing
            statement, equivalent security or Lien instrument or continuation statement covering all or any part thereof is on file or of record in any public office; and

                 (i) which the Lender has not otherwise determined
            in the exercise of its good faith discretion to be unacceptable in accordance with its customary practices for facilities of this nature.

           "Environmental Complaint" shall mean any written complaint, order, directive, claim, citation, notice of investigation or other notice by any Governmental Authority or any other Person with respect to (a) air emissions, (b) spills, releases, or discharges to soils or any improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing any Property of any of the Borrower, its Subsidiaries or the Partnerships, (c) solid or liquid waste disposal, (d) the use, generation, storage, transportation or disposal of any Hazardous Substance, or (e) other environmental, health or safety matters affecting any Property of any of the Borrower, its Subsidiaries or the Partnerships or the business conducted thereon.

           "Environmental Laws" shall mean (a) the following federal laws as they may be cited, referenced, and amended from time to time: the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Hazardous Materials Transportation Act of 1986, the Occupational Safety and Health Act, the Oil Pollution Act of 1990, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Superfund Amendments and Reauthorization Act, and the Toxic Substances Control Act; (b) any and all equivalent environmental statutes of any state in which Property of the Borrower is situated, as they may be cited, referenced and amended from time to time; (c) any rules or regulations promulgated under or adopted pursuant to the above federal and state laws; and (d) any other equivalent federal, state, or local statute or any requirement, rule, regulation, code, ordinance, or order adopted pursuant thereto, including those relating to the generation, transportation, treatment, storage, recycling, disposal, handling, or release of Hazardous Substances.

           "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder and interpretations thereof.

           "Event of Default" shall mean any of the events specified in
      Section 7.1.

           "Existing Note" shall mean the Note (as such term is defined in the Existing Credit Agreement).

           "Federal Funds Rate" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the

      Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of Dallas, Texas, on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to the Lender on such day on such transactions as determined by the Lender.

           "Final Maturity" shall mean September 30, 1999.

           "Financial Statements" shall mean statements of the financial condition as at the point in time and for the period indicated and consisting of at least a balance sheet and related statements of operations, common stock and other stockholders' or partners' equity, and cash flows and, when required by applicable provisions of this Agreement to be audited, accompanied by the unqualified certification of a nationally-recognized firm of independent certified public accountants or other independent certified public accountants acceptable to the Lender and footnotes to any of the foregoing, all of which, unless otherwise indicated, shall be prepared in accordance with GAAP consistently applied and in comparative form with respect to the corresponding period of the preceding fiscal period.

           "Floating Rate" shall mean, as of any day, an interest rate per annum equal to the greater of (a) the Base Rate for such day minus one-quarter of one percent (1/4%), or (b) the Federal Funds Rate for such day plus one percent (1%), such rate to be computed, in either case, on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) during the period for which payable, but in no event shall such rate exceed the Highest Lawful Rate.

           "GAAP" shall mean generally accepted accounting principles established by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants and in effect in the United States from time to time.

           "Governmental Authority" shall mean any nation, country, commonwealth, territory, government, state, county, parish, municipality or other political subdivision and any court, governmental department or authority, commission, board, bureau, agency, arbitrator or instrumentality thereof and any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

           "Hazardous Substances" shall mean flammables, explosives, radioactive materials, hazardous wastes, asbestos or any material containing asbestos, polychlorinated biphenyls (PCBs), toxic substances or related materials, or any substances defined as "contaminants," "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances" under any Environmental Law now or hereafter enacted or promulgated by any Governmental Authority.

           "Hedging Agreement" shall mean (a) any interest rate or currency swap, rate cap, rate floor, rate collar, forward agreement, or other exchange or rate protection agreement or any option with respect to any such transaction and (b) any swap agreement, cap, floor, collar, exchange transaction, forward agreement, or other exchange or protection agreement relating to hydrocarbons or any option with respect to any such transaction.

           "Hedging Obligations" shall mean the indebtedness and obligations, now or hereafter arising, of the Borrower under any Hedging Agreements with the Lender.

           "Highest Lawful Rate" shall mean the maximum non-usurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at any time or from time to time may be contracted for, taken, reserved, charged, or received under applicable laws, as such laws are presently in effect or, to the extent allowed by applicable law, as such laws may hereafter be in effect and which allow a higher maximum non-usurious interest rate than such laws now allow.

           "Indebtedness" shall mean, as to any Person, without duplication, (a) all liabilities (excluding reserves for deferred income taxes, deferred compensation liabilities, and other deferred liabilities and credits) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet, (b) all obligations of such Person evidenced by bonds, debentures, promissory notes, or similar evidences of indebtedness, (c) all other indebtedness of such Person for borrowed money, and (d) all obligations of others, to the extent any such obligation is secured by a Lien on the assets of such Person (whether or not such Person has assumed or become liable for the obligation secured by such Lien).

           "Insolvency Proceeding" shall mean application (whether voluntary or instituted by another Person) for or the consent to the appointment of a receiver, trustee, conservator, custodian, or liquidator of any Person or of all or a substantial part of the Property of such Person, or the filing of a petition (whether voluntary or instituted by another Person) commencing a case under Title 11 of the United States Code, seeking liquidation, reorganization, or rearrangement or taking advantage of any bankruptcy, insolvency, debtor's relief, or other similar law of the United States, the State of Texas, or any other jurisdiction.

           "Investment" shall mean, as to any Person, any stock, bond, note or other evidence of Indebtedness or any other security
      (other than current trade and
      customer accounts) of, investment or partnership interest in or loan to, such Person.

           "Lien" shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute, or contract, and including the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt, or a lease, consignment or bailment for security purposes and reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property which secure an obligation owed to, or a claim by, a Person other than the owner of such Property (for purposes of this Agreement, any of the Borrower, its Subsidiaries or the Partnerships shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes), and the filing or recording of any financing statement or other security instrument in any public office.

           "Limitation Period" shall mean any period while any amount remains owing on the Note and during which interest on such amount calculated at the applicable interest rate plus any fees or other sums payable under any Loan Document and deemed to be interest under applicable law, would exceed the amount of interest which would accrue at the Highest Lawful Rate.

           "Loan" shall mean any advance to or for the benefit of the Borrower pursuant to this Agreement.

           "Loan Balance" shall mean, at any time, the aggregate outstanding principal balance of the Note at such time.

           "Loan Documents" shall mean this Agreement, the Note, and all other documents, instruments and agreements now or hereafter delivered pursuant to the terms of or in connection with this Agreement or the Note, and all renewals, extensions, amendments, supplements and restatements thereof.

           "Material Adverse Effect" shall mean any material and adverse effect on (a) the assets, liabilities, financial condition, business, operations or prospects of the Borrower, or the Borrower and its Subsidiaries on a consolidated basis, or the Partnerships taken as a whole, from those reflected in the Financial Statements dated December 31, 1995, furnished to the Lender or from the facts represented or warranted in this Agreement or any other Loan
      Document, (b) the ability of the Borrower individually, or the Borrower and its Subsidiaries on a consolidated basis, or the Partnerships taken as a whole, to carry out its or their business as at the date of this Agreement conducted, or (c) the ability of the Borrower to meet its obligations generally, or to meet its obligations under the Loan Documents on a timely basis as provided therein.

           "Multi-employer Plan" shall mean a Plan which is a multi-employer plan as defined in Section 4001(a)(3) of ERISA.

           "Net Income" shall mean, for any period, the net income of the Borrower for such period, determined in accordance with GAAP.

           "Note" shall mean the promissory note of the Borrower payable to the Lender in the amount of the Commitment Amount or such amount in excess thereof as may be agreed to by the Borrower and the Lender, in the form attached hereto as Exhibit I, with appropriate insertions, together with all renewals, extensions for any period, increases, and rearrangements thereof.

           "Obligations" shall mean, without duplication, (a) all Indebtedness evidenced by the Note, (b) the obligation of the Borrower for the payment of fees and expenses pursuant to the Loan Documents, (c) the Hedging Obligations, and (d) all other obligations and liabilities of the Borrower to the Lender, now existing or hereafter incurred, under, arising out of or in connection with any Loan Document, and to the extent that any of the foregoing includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and which remains unpaid at each relevant time of determination.

           "Oil and Gas Property" shall mean fee, leasehold or other interests in or under mineral estates or oil, gas and other liquid or gaseous hydrocarbon leases with respect to Properties situated in the United States or offshore from any State of the United States, including overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests and mineral fee interests, together with contracts executed in connection therewith and all tenements, hereditaments, appurtenances and Properties appertaining, belonging, affixed or incidental thereto.

           "Partners" shall mean all present and future general and limited partners of the Partnerships.

           "Partnerships" shall mean all partnerships, including joint ventures, in which the Borrower is a limited or general partner, including the general and limited drilling partnerships and income funds now or hereafter existing in connection with the exploration and drilling or property acquisition and ownership programs of the Borrower and with respect to which the Borrower is a general partner or the managing general partner.

           "Partnership Agreement" shall mean the partnership agreement of any Partnership, as any such agreement may be amended, restated or supplemented from time to time.

           "Permitted Liens" shall mean (a) Liens for taxes, assessments or other governmental charges or levies not yet due or which (if foreclosure, distraint, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings diligently conducted, if such reserve as may be required by GAAP shall have been made therefor; (b) Liens in connection with workers' compensation, unemployment insurance or other social security (other than Liens created by Section 4068 of ERISA), old age pension or public liability obligations which are not yet due or which are being contested in good faith by appropriate proceedings diligently conducted, if such reserve as may be required by GAAP shall have been made therefor; (c) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workers, or materialmen, and construction or other similar Liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any Property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings diligently conducted, if such reserve as may be required by GAAP shall have been made therefor; (d) Liens securing the purchase price of equipment of the Borrower, provided that (i) such Liens shall not extend to or cover any other Property of the Borrower, and (ii) the aggregate unpaid purchase price secured by all such Liens shall not exceed $2,500,000; (e) Liens to operators and non-operators under joint operating agreements arising in the ordinary course of business to secure amounts owing to operators, which amounts are not yet due or are being contested in good faith by appropriate proceedings diligently conducted;
      (f) Liens under production sales agreements, division orders, operating agreements and other agreements customary in the oil and gas industry for processing, producing, and selling hydrocarbons securing obligations not constituting Indebtedness and provided that such Liens do not secure obligations to deliver hydrocarbons at some future date without receiving full payment therefor within 90 days of delivery; (g) the currently existing Liens described on Exhibit V under the heading "Liens"; and (h) easements, rights of way, restrictions and other similar encumbrances, and minor defects in the chain of title which are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of any of the Borrower, its Subsidiaries or the Partnerships or materially detract from the value or use of the Property to which they apply.

           "Person" shall mean an individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority, or any other form of entity.

           "Plan" shall mean, at any time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under

      Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

           "Property" shall mean any interest in any kind of property or asset, whether real, personal, or mixed, tangible or intangible.

           "Regulatory Change" shall mean the passage, adoption, institution, or modification of any federal, state, local or foreign Requirement of Law (including Regulation D of the Board of Governors of the Federal Reserve System), or any interpretation, directive, or request (whether or not having the force of law) of any Governmental Authority or monetary authority charged with the enforcement, interpretation, or administration thereof, occurring after the Closing Date and applying to a class of lenders including the Lender.

           "Release of Hazardous Substances" shall mean any emission, spill, release, disposal or discharge, except in accordance with a valid permit, license, certificate or approval of the relevant Governmental Authority, of any reportable quantity of Hazardous Substance into or upon (a) the air, (b) soils or any improvements located thereon, (c) surface water or groundwater, or (d) the sewer, septic system or waste treatment, storage or disposal system servicing any Property of any of the Borrower, its Subsidiaries or the Partnerships.

           "Requirement of Law" shall mean, as to any Person, any applicable law, treaty, ordinance, order, judgment, rule, decree, regulation, or determination of an arbitrator, court, or other Governmental Authority, including rules, regulations, orders, and requirements for permits, licenses, registrations, approvals, or authorizations, in each case as such now exist or may be hereafter amended and are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

           "Responsible Officer" shall mean any Vice President, the Treasurer or other authorized representative of the Borrower as designated from time to time pursuant to written designation by the Borrower.

           "Shareholders' Equity" shall mean, at any time, all amounts which would, in conformity with GAAP, be included under consolidated common stock and other stockholders' equity of the Borrower (including amounts for non-redeemable preferred stock, common stock, capital surplus and retained earnings and other stockholders' equity so long as not subject to any mandatory redemption), less all amounts which would, in conformity with GAAP, be included under assets of the Borrower for intangible assets, treasury stock, any cost of investments in excess of net assets acquired at the time of acquisition, and reimbursable advances or expenditures made by the Borrower on behalf of the Partnerships and classified as long-term assets on the balance sheet of the Borrower in accordance with GAAP.

           "Subordinated Debt" shall mean the Indebtedness of the Borrower under the 6.5% Convertible Subordinated Debentures due June 30, 2003, in the maximum original principal amount of $28,750,000, issued pursuant to prospectus dated June 23, 1993.

           "Subsidiary" shall mean, as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

           "Superfund Site" shall mean those sites listed on the Environmental Protection Agency National Priority List and eligible for remedial action, or any comparable state registries or list in any state of the United States.

           "Swift Receivables" shall mean, collectively, the Indebtedness, whether characterized as an account, account receivable or general intangible, (a) of each Partnership to the Borrower arising in connection with the making of loans or advances by the Borrower to such Partnership in an amount not exceeding the uncollected but accrued revenues attributable to such Partnership but which, pursuant to contracts with third-party purchasers, are payable to the Borrower with respect to Oil and Gas Properties of such Partnership, and (b) of each third party interest owner to the Borrower arising in connection with joint interest billings and, in each case, all documents, notes, instruments, chattel paper or other evidence of such Indebtedness and all security therefor.

           "Syndicated Credit Agreement" shall mean the Credit Agreement dated as of even date herewith by and among the Borrower, the Lender, Individually and as the Agent, and Bank of Montreal, as amended, restated or supplemented from time to time.

           "Syndicated Debt" shall mean the indebtedness of the Borrower in an amount not exceeding $100,000,000 in principal amount pursuant to the Syndicated Credit Agreement, as such indebtedness may be renewed, extended or rearranged from time to time.

           "Tangible Net Worth" shall mean (a) total assets, as would be reflected on a balance sheet of the Borrower prepared on a consolidated basis and in accordance with GAAP, exclusive of experimental or organization expenses, franchises, licenses, permits, and other intangible assets, treasury stock, unamortized underwriters' debt discount and expenses, and goodwill minus (b) total liabilities, as would be reflected on a balance sheet of the Borrower prepared on a consolidated basis and in accordance with GAAP.

          1.3 Undefined Financial Accounting Terms. Undefined financial accounting terms used in this Agreement shall be defined according to GAAP at the time in effect.

          1.4 References. References in this Agreement to Article, Section, or Exhibit numbers shall be to Articles, Sections, and Exhibits of this Agreement, unless expressly stated to the contrary. References in this Agreement to "hereby," "herein," "hereinabove," "hereinafter," "hereinbelow," "hereof," "hereunder," and words of similar import shall be to this Agreement in its entirety and not only to the particular Article, Section or Exhibit in which such reference appears. References in this Agreement to "includes" or "including" shall mean "includes, without limitation," or "including, without limitation," as the case may be. References in this Agreement to statutes, sections, or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending, replacing, succeeding or supplementing such statutes, sections, or regulations.

          1.5 Articles and Sections. This Agreement, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.

          1.6 Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.

          1.7 Incorporation of Exhibits. The Exhibits attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.


                                   ARTICLE 2

                             TERMS OF THE FACILITY

          2.1 Revolving Line of Credit. (a) Upon the terms and conditions and relying on the representations and warranties contained in this Agreement, the Lender agrees to make Loans during the Commitment Period to or for the benefit of the Borrower from time to time on any Business Day designated by the Borrower in its Borrowing Request; provided, however, no loans shall exceed the then existing Available Commitment.

               (b) Subject to the terms of this Agreement, during the Commitment Period, the Borrower may borrow, repay and reborrow funds. Except for prepayments made pursuant to Section 2.8, each borrowing and prepayment of principal of Loans shall be in an amount at least equal to $100,000.

          2.2 Use of Loan Proceeds. Proceeds of all Loans shall be used to provide working capital to the Borrower.

          2.3  Interest.  Subject to the terms of this Agreement (including
Section 2.13), interest on the Loans shall accrue and be payable at a rate per annum equal to the Floating Rate. Notwithstanding the foregoing, interest on past-due principal and, to the extent permitted by applicable law, past-due interest, shall accrue at the Default Rate and shall be payable upon demand by the Lender at any time as to all or any portion of such interest. Interest provided for herein shall be calculated on unpaid sums actually advanced and outstanding pursuant to the terms of this Agreement and only for the period from the date or dates of such advances until repayment.

          2.4 Repayment of Loans and Interest. Accrued and unpaid interest on outstanding Loans shall be due and payable quarterly commencing July 1, 1996, and continuing on the first day of each third calendar month thereafter while any Loan remains outstanding, the payment in each instance to be the amount of interest which has accrued and remains unpaid. The Loan Balance, together with all accrued and unpaid interest thereon, shall be due and payable at Final Maturity.

          2.5 General Terms. Absent manifest error, the outstanding principal balance of the Note reflected in the records of the Lender shall be deemed rebuttably presumptive evidence of the principal amount owing on the Note; provided, however, the liability for payment of principal and interest evidenced by the Note shall be limited to principal amounts actually advanced and outstanding pursuant to this Agreement and interest on such amounts calculated in accordance with this Agreement.

          2.6 Time, Place, and Method of Payments. All payments required pursuant to this Agreement or the Note shall be made without set-off or counterclaim in Dollars and in immediately available funds. All payments by the Borrower shall be deemed received on the next Business Day following receipt if such receipt is after 2:00 p.m., Central Standard or Daylight Savings Time, as the case may be, on any Business Day, and shall be made to the Lender at its principal office. Except as provided to the contrary herein, if the due date of any payment hereunder or under the Note would otherwise fall on a day which is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

          2.7 Borrowing Base Determinations. (a) The Borrowing Base as of the Closing Date is acknowledged by the Borrower and the Lender to be $7,000,000.

               (b) The Borrowing Base shall be redetermined by the Lender each calendar quarter during the term hereof commencing on the 15th day of July, 1996, and continuing thereafter on the 15th day of each succeeding calendar quarter on the basis of information supplied by the Borrower in compliance with the provisions of this Agreement, including the reports provided pursuant to
Section 5.6, and all other information available to the Lender. Notwithstanding the foregoing, the Lender may at its discretion redetermine the Borrowing Base at any time and from time to time.

               (c) The Borrowing Base at any time shall be that set forth in the Borrowing Base Certificate most recently provided to the Lender, as adjusted by the Lender in accordance with the definition of Eligible Swift Receivables and the other provisions hereof. Upon any such adjustment in the determination of the Borrowing Base, the Lender shall notify the Borrower verbally (confirming such notice promptly in writing) of such determination. The Borrowing Base so communicated to the Borrower shall become effective upon such verbal notification to the Borrower and shall remain in effect until notification by the Lender to the Borrower of a revised Borrowing Base.

               (d) Determinations of the Borrowing Base shall be made by the Lender upon the basis of the most recent Borrowing Base Certificate and the reports provided pursuant to Section 5.6 and all other information available to the Lender, including, without limitation, any liabilities, direct or contingent, of the Borrower, and shall be made in the exercise of its sole discretion and in accordance with its customary practices and standards for loans of similar nature. Due to the uncertainties of the market and the industry in which the Borrower is a participant, the Eligible Swift Receivables are not subject to evaluation with a high degree of accuracy and are potentially subject to rapid deterioration in value. Due to the foregoing and the difficulties and expenses which may be involved in liquidating the Eligible Swift Receivables, the determination by the Lender of each Borrowing Base contains an equity cushion (dollar value in excess of loan value), which is acknowledged by the Borrower to be essential for the adequate protection of the Lender.

          2.8 Mandatory Prepayments. If at any time the sum of the Loan Balance exceeds the Commitment Amount, the Borrower shall immediately prepay the amount of such excess for application on the Loan Balance. In addition, all sums received by the Borrower in payment of Eligible Swift Receivables shall be applied to the Loan Balance.

          2.9 Voluntary Prepayments. Subject to applicable provisions of this Agreement, the Borrower shall have the right at any time or from time to time to prepay Loans; provided, however, that (a) the Borrower shall pay all accrued and unpaid interest on the amounts prepaid, and (b) no such prepayment shall serve to postpone the repayment when due of any Obligation.

          2.10  Commitment Fee.   To compensate the Lender for maintaining funds
available under this Agreement, the Borrower shall pay to the Lender on the first day of July, 1996, and on the first day of each third calendar month thereafter and on the Commitment Termination Date, a fee in the amount of three-eighths of one percent (3/8%) per annum, calculated on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day), on the average daily remainder, if any, of (a) the lesser of the Commitment Amount or the Borrowing Base minus (b) the principal amount outstanding on the Note during the period from the date of this Agreement or the previous calculation date, whichever is later, to the relevant calculation date or the Commitment Termination Date, as the case may be.

          2.11 Loans to Satisfy Obligations of Borrower. The Lender may, but shall not be obligated to, make Loans for the benefit of the Borrower and apply proceeds thereof to the satisfaction of any condition, warranty, representation, or covenant of the Borrower contained in this Agreement or any other Loan Document. Such Loans shall be evidenced by the Note, shall bear interest at the Default Rate and shall be payable upon demand.

          2.12 Security Interest in Accounts; Right of Offset. As security for the payment and performance of the Obligations, the Borrower hereby transfers, assigns, and pledges to the Lender and grants to the Lender a security interest in all funds of the Borrower now or hereafter or from time to time on deposit with the Lender, with such interest of the Lender to be retransferred, reassigned, and/or released at the reasonable expense of the Borrower upon payment in full and complete performance of all Obligations and the termination of the Commitment. All remedies as secured party or assignee of such funds shall be exercisable by the Lender upon the occurrence of any Event of Default, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof. Furthermore, the Borrower hereby grants to the Lender the right, exercisable at such time as any Event of Default shall occur, of offset or banker's lien against all funds of the Borrower now or hereafter or from time to time on deposit with the Lender, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof.

          2.13 General Provisions Relating to Interest. (a) It is the intention of the parties hereto to comply strictly with all applicable usury laws. In this connection, there shall never be collected, charged, or received on the sums advanced hereunder interest in excess of that which would accrue at the Highest Lawful Rate. For purposes of Article 5069-1.04, Vernon's Texas Civil Statutes, as amended, the Borrower agrees that the Highest Lawful Rate shall be the "indicated (weekly) rate ceiling" as defined in such Article, provided that the Lender may also rely, to the extent permitted by applicable laws, on alternative maximum rates of interest under other laws, if greater.

               (b) Notwithstanding anything herein or in the Note to the contrary, during any Limitation Period, the interest rate to be charged on amounts evidenced by the Note shall be the Highest Lawful Rate, and the obligation, if any, of the Borrower for the payment of fees or other charges deemed to be interest under applicable law shall be suspended. During any period or periods of time following a Limitation Period, to the extent permitted by applicable laws, the interest rate to be charged hereunder shall remain at the Highest Lawful Rate until such time as there has been paid to the Lender (i) the amount of interest in excess of that accruing at the Highest Lawful Rate that the Lender would have received during the Limitation Period had the interest rate remained at the otherwise applicable rate, and (ii) all interest and fees otherwise payable to the Lender but for the effect of such Limitation Period.

               (c) If, under any circumstances, the aggregate amounts paid on the Note or under this Agreement or any other Loan Document include amounts which by law are deemed interest and which would exceed the amount permitted if the Highest Lawful Rate were in effect, the Borrower stipulates that such payment and collection will have been and will be deemed to have been, to the extent permitted by applicable laws, the result of mathematical error on the part of the Borrower and the Lender, and the Lender shall promptly refund the amount of such excess (to the extent only of such interest payments in excess of that which would have accrued and been payable on the basis of the Highest Lawful Rate) upon discovery of such error by the Lender or notice thereof from the Borrower. In the event that the maturity of any Obligation is accelerated, by reason of an election by the Lender or otherwise, or in the event of any required or permitted prepayment, then the consideration constituting interest under applicable laws may never exceed the Highest Lawful Rate; and excess amounts paid which by law are deemed interest, if any, shall be credited by the Lender on the principal amount of the Obligations, or if the principal amount of the Obligations shall have been paid in full, refunded to the Borrower.

               (d) All sums paid, or agreed to be paid, to the Lender for the use, forbearance and detention of the proceeds of any advance hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term hereof until paid in full so that the actual rate of interest is uniform but does not exceed the Highest Lawful Rate throughout the full term hereof.

          2.14 Yield Protection. (a) If at any time after the Closing Date, and from time to time, the Lender determines that any Regulatory Change has or would have the effect of (i) increasing the costs of the Lender relating to the Obligations, the Commitment, or the maintenance or extension of credit by the Lender hereunder, or (ii) reducing the yield or rate of return of the Lender on the Obligations to a level below that which the Lender could have achieved but for the adoption or modification of any such requirements, the Borrower shall, within ten Business Days of any request by the Lender, pay to the Lender such additional amounts as (in the good faith judgment of the Lender based on reasonable computation) will compensate the Lender for such increase in costs or reduction in yield or rate of return of the Lender. Nothing contained in this Section shall be construed or so operate as to require the Borrower to pay any interest, fees, costs, or charges greater than permitted by applicable Requirements of Law.

               (b) Determinations by the Lender for purposes of this Section of the effect of any Regulatory Change and the additional amounts required to compensate the Lender under this Section shall be conclusive, absent manifest error, provided that such determinations are made on a reasonable basis. The Lender shall furnish the Borrower with a certificate setting forth in reasonable detail the basis and amount of increased costs incurred or reduced amounts receivable as a result of any such event, and the statements set forth therein shall be conclusive, absent manifest error. The Lender shall (i) notify the Borrower, as promptly as practicable after the Lender obtains knowledge of any sums payable pursuant to this Section and determines to request compensation therefor, of any event occurring after the Closing Date which will entitle the Lender to compensation pursuant to this Section. Any compensation requested by the Lender pursuant to this Section shall be due and payable to the Lender within five days of delivery of any such notice by the Lender to the Borrower. No failure by the Lender to demand immediate payment of any additional amounts payable under this Section shall constitute a waiver of the right of the Lender to demand payment of such amounts at any subsequent time.

          2.15 Taxes. All payments made by the Borrower under this Agreement shall be made free and clear of, and without reduction or withholding for or on account of, present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority on the basis of any change after the date hereof in any applicable treaty, law, rule, guideline or regulations or in the interpretation or administration thereof, excluding, in the case of the Lender, net income and franchise taxes imposed on the Lender by the jurisdiction under the laws of which the Lender is organized or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in which the Lender's lending office is located or any political subdivision or taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, deductions, charges or withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld from any amounts payable to the Lender hereunder or under any other Loan Document, the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Loan Documents. Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Lender a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of all Obligations.


                                   ARTICLE 3

                                   CONDITIONS

          3.1 Receipt of Loan Documents and Other Items. The Lender shall have no obligation to the Borrower under this Agreement unless and until all matters incident to the consummation of the transactions contemplated herein shall be satisfactory to the Lender, and the Lender shall have received, reviewed, and approved the following documents and other items, appropriately executed when necessary and, where applicable, acknowledged by one or more authorized officers of the Borrower, all in form and substance satisfactory to the Lender and dated, where applicable, of even date herewith or a date prior thereto and acceptable to the Lender:

           (a) multiple counterparts of this Agreement, as requested by the Lender;

           (b)  the Note;

           (c) copies of the certificate of incorporation and bylaws of the Borrower and all amendments, accompanied by a certificate issued by the secretary or an assistant secretary of the Borrower, to the effect that each such copy is correct and complete;

           (d) certificates of incumbency and signatures of all officers of the Borrower who are authorized to execute Loan Documents on behalf of the Borrower, each such certificate being executed by the secretary or an assistant secretary of the Borrower;

           (e) copies of corporate resolutions approving the Loan Documents and authorizing the transactions contemplated herein and therein, duly adopted by the board of directors of the Borrower, accompanied by certificates of the secretary or an assistant secretary of the Borrower to the effect that such copies are true and correct copies of resolutions duly adopted at a meeting or by unanimous consent of the board of directors of the Borrower and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified, or revoked in any respect, and are in full force and effect as of the date of such certificate;

           (f) audited Financial Statements of the Borrower as of December 31, 1995;

           (g) certificates dated as of a recent date from the Secretary of State or other appropriate Governmental Authority for the State of Texas evidencing the existence or qualification and good standing of the Borrower in such jurisdiction;

           (h) the opinion of Jenkens & Gilchrist, counsel to the Borrower, in the form attached hereto as Exhibit VI, with such changes thereto as may be approved by the Lender; and

           (i) such other agreements, documents, instruments, opinions, certificates, waivers, consents, and evidence as the Lender may reasonably request.

          3.2 Conditions Precedent to Each Loan. The obligations of the Lender to make each Loan are subject to the satisfaction of the following additional conditions precedent:

           (a) the Borrower shall have delivered to the Lender a Borrowing Request at least the requisite time prior to the requested date for the relevant Loan; and each statement or certification made in such Borrowing Request shall be true and correct in all material respects on the requested date for such Loan;

           (b) no Default or Event of Default shall exist or will occur as a result of the making of the requested Loan;

           (c) if requested by the Lender, the Borrower shall have delivered evidence satisfactory to the Lender substantiating any of the matters contained in this Agreement which are necessary to enable the Borrower to qualify for such Loan;

           (d) the Lender shall have received, reviewed, and approved such additional documents and items as described in Section 3.1 as may be requested by the Lender with respect to such Loan;

           (e) no Material Adverse Effect shall have occurred;

           (f) each of the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct and shall be deemed to be repeated by the Borrower as if made on the requested date for such Loan;

           (g) neither the consummation of the transactions contemplated hereby nor the making of such Loan shall contravene, violate, or conflict with any Requirement of Law;

           (h) the Lender shall have received the payment of all fees payable by the Borrower hereunder and the Lender shall have received reimbursement from the Borrower, or special legal counsel for the Lender shall have received payment from the Borrower, for all reasonable fees and expenses of counsel to the Lender for which the Borrower is responsible pursuant to applicable provisions of this Agreement and for which invoices have been presented as of or prior to the date of the relevant Loan; and

           (i) all matters incident to the consummation of the transactions hereby contemplated shall be satisfactory to the Lender.


                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

            To induce the Lender to enter into this Agreement and to extend credit to the Borrower, the Borrower represents and warrants to the Lender (which representations and warranties shall survive the delivery of the Note) that:

          4.1 Existence of Borrower and Subsidiaries. Each of the Borrower and its Subsidiaries is a corporation, duly organized, validly existing and in good standing under the laws of the state of its incorporation and is authorized to do business and in good standing as a foreign corporation in every jurisdiction in which it owns or leases real property or in which the nature of its business requires it to be so qualified, except where the failure to so qualify, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          4.2 Existence of Partnerships. Each of the Partnerships is duly formed and legally existing under the laws of its jurisdiction of formation and is qualified to do business in every jurisdiction in which the nature of its business requires it to be so qualified, except where the failure to so qualify, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          4.3 Due Authorization. The execution and delivery by the Borrower of this Agreement and the borrowings hereunder; the execution and delivery by the Borrower of the Note and the other Loan Documents; the repayment by the Borrower of the Indebtedness evidenced by the Note and interest and fees, if any, provided in the Note and the other Loan Documents are within the power of the Borrower; have been duly authorized by all necessary action; and do not and will not (a) require the consent of any Governmental Authority, (b) contravene or conflict with any Requirement of Law or the articles or certificate of incorporation, bylaws, or other organizational or governing documents of the Borrower, (c) contravene or conflict with any Partnership Agreement, or any indenture, instrument or other agreement to which the Borrower is a party or by which the Property of the Borrower is bound or encumbered, or (d) result in or require the creation or imposition of any Lien upon any of the Properties of the Borrower other than as contemplated in the Loan Documents.

          4.4 Valid and Binding Obligations of Borrower. This Agreement and the other Loan Documents, when duly executed and delivered, will be legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, subject to any applicable bankruptcy, insolvency or other laws of general application affecting creditors' rights and judicial decisions interpreting any of the foregoing.

          4.5 Scope and Accuracy of Financial Statements. The Financial Statements of the Borrower, its Subsidiaries and the Partnerships as of December 31, 1995, provided to the Lender have been prepared in accordance with GAAP consistently applied and fairly reflect the financial condition and the results of the operations of the Borrower, its Subsidiaries and the Partnerships in all material respects as of the dates and for the periods stated therein. No event or circumstance has occurred since December 31, 1995, that has resulted or could reasonably be expected to result in a Material Adverse Effect.

          4.6 Liabilities, Litigation and Restrictions. Except for the liabilities shown in the Financial Statements provided to the Lender prior to the Closing Date, none of the Borrower, its Subsidiaries or the Partnerships has any liabilities, direct or contingent, which may reasonably be expected to result in a Material Adverse Effect. Except as disclosed to the Lender in writing prior to the Closing Date, no litigation or other action of any nature affecting any of the Borrower, its Subsidiaries or the Partnerships is pending before any Governmental Authority or, to the knowledge of the Borrower, threatened against or affecting any of the Borrower, its Subsidiaries or the Partnerships, which might reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Borrower, no unusual or unduly burdensome restriction, restraint or hazard exists by contract, law, governmental regulation or otherwise relative to the business or material Properties of any of the Borrower, its Subsidiaries or the Partnerships other than such as relate generally to Persons engaged in the business activities similar to those conducted by the Borrower or such Subsidiary or Partnership, as the case may be.

          4.7 Title to Properties. Each of the Borrower, its Subsidiaries and the Partnerships has good and indefeasible title to all of its material (individually or in the aggregate) Properties, free and clear of all Liens other than Permitted Liens.

          4.8 Compliance with Federal Reserve Regulations. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, U or X of the Board of Governors of the Federal Reserve System). No part of the proceeds of any extension of credit under this Agreement will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. No transaction contemplated by the Loan Documents is in violation of any regulations promulgated by the Board of Governors of the Federal Reserve System, including Regulations G, T, U or X.

          4.9 Authorizations and Consents. No authorization, consent, approval, exemption, franchise, permit or license of, or filing with, any Governmental Authority or other Person is required to authorize, or is otherwise required in connection with, the valid execution and delivery by the Borrower of this Agreement and the other Loan Documents or the repayment and performance by the Borrower of the Obligations.

          4.10 Compliance with Laws, Rules, Regulations and Orders. To the knowledge of the Borrower, neither the business nor any of the activities of any of the Borrower, its Subsidiaries or the Partnerships, as presently conducted, violates any Requirement of Law the result of which violation could reasonably be expected to result in a Material Adverse Effect. Each of the Borrower, its Subsidiaries and the Partnerships possesses all licenses, approvals, registrations, permits and other authorizations necessary to enable it to carry on its business in all material respects as now conducted; all such licenses, approvals, registrations, permits and other authorizations are in full force and effect; and the Borrower has no reason to believe that it or any Subsidiary or Partnership will be unable to obtain the renewal of any such licenses, approvals, registrations, permits and other authorizations.

          4.11 Proper Filing of Tax Returns and Payment of Taxes Due. Each of the Borrower, its Subsidiaries and the Partnerships has duly and properly filed all United States income tax returns and all other tax returns which are required to be filed and has paid all taxes due, except such taxes, if any, as are being contested in good faith and as to which adequate reserves in accordance with GAAP have been made. The charges and reserves on the books of each of the Borrower, its Subsidiaries and the Partnerships with respect to taxes and other governmental charges are adequate.

          4.12 ERISA Compliance. Each of the Borrower, its Subsidiaries and the Partnerships is in compliance in all material respects with the applicable provisions of ERISA. No "reportable event", as such term is defined in Section
4043 of ERISA, has occurred with respect to any Plan.   None of the Borrower,
its Subsidiaries or the Partnerships has incurred or expects to incur any material liability to the Pension Benefit Guaranty Corporation or any Plan. With respect to each Plan, the total value of the accrued benefits (both vested and nonvested) does not materially exceed the value of the assets of such Plan, both valued as of the end of the Plan year immediately prior to the date of this Agreement. None of the Borrower, its Subsidiaries or the Partnerships currently contributes to, or has an obligation to contribute to, or has at any time contributed to, or had an obligation to contribute to, any Multi-employer Plan.

          4.13 Casualties or Taking of Property. Except as disclosed to the Lender in writing prior to the Closing Date, since December 31, 1995, neither the business nor any Property of any of the Borrower, its Subsidiaries or the Partnerships has been materially adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition of taking of Property or cancellation of contracts, permits or concessions by any Governmental Authority, riot, activities of armed forces or acts of God.

          4.14 Locations of Business and Offices. The principal place of business and chief executive office of the Borrower is located at the address for the Borrower set forth in Section 8.3 or at such other location as the Borrower may have, with prior written notice, advised the Lender.

          4.15 Environmental Compliance. Except as has been disclosed to the Lender in writing prior to the Closing Date:

      (a) no Property of any of the Borrower, its Subsidiaries or the Partnerships is currently on, or, to the best knowledge of the Borrower after due inquiry made in accordance with good commercial practices, has ever been on, any federal or state list of Superfund Sites;

      (b) except in compliance with all applicable Requirements of Law, no Hazardous Substances have been generated, transported and/or disposed of by any of the Borrower, its Subsidiaries or the Partnerships at a site which was, at the time of such generation, transportation and/or disposal, or has since become, a Superfund Site;

      (c) no Release of Hazardous Substances by any of the Borrower, its Subsidiaries or the Partnerships or, to the best knowledge of the Borrower after due inquiry made in accordance with good commercial practices, from, affecting or related to any Property of any of the Borrower, its Subsidiaries or the Partnerships has occurred; and

      (d) no Environmental Complaint has been received by the any of the Borrower, its Subsidiaries or the Partnerships.

          4.16 Investment Company Act Compliance. The Borrower is not an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

          4.17 Public Utility Holding Company Act Compliance. The Borrower is not a "holding company," or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          4.18 No Material Misstatements. No information, exhibit or report prepared by or at the direction or with the supervision of the Borrower and furnished to the Lender in connection with the negotiation and preparation of this Agreement or any Loan Document contains any material misstatements of fact or omits to state a material fact necessary to make the statements contained therein not misleading as of the date made or deemed made.

          4.19  Subsidiaries.  As of the date hereof, except as set forth on
Exhibit VII, the Borrower has no Subsidiaries and none of the Borrower or its Subsidiaries is a partner or participant in any partnership or joint venture. The percentage ownership by the Borrower of outstanding common stock of each Subsidiary and the partnership interest of the Borrower in each Partnership is as set forth on Exhibit VII.

          4.20 Defaults. None of the Borrower, its Subsidiaries or the Partnerships is in default, nor has any event or circumstance occurred which, but for the passage of time or the giving of notice, or both, would constitute a default, under any loan or credit agreement, indenture, mortgage, deed of trust, security agreement or other instrument or agreement evidencing or pertaining to any Indebtedness of the Borrower or such Subsidiary or Partnership, as the case may be, or under any other material agreement or instrument to which the Borrower or such Subsidiary or Partnership is a party or by which any of them or the Property of any of them is bound, including agreements and instruments relating to the Oil and Gas Properties. No Default or Event of Default exists.

          4.21 Maintenance of Properties. Each of the Borrower, its Subsidiaries and the Partnerships has maintained its Properties in good and workable condition, ordinary wear and tear excepted, and in compliance in all material respects with all applicable Requirements of Law.


                                   ARTICLE 5

                             AFFIRMATIVE COVENANTS

            So long as any Obligation remains outstanding or unpaid or any Commitment exists, the Borrower shall:

          5.1 Maintenance and Access to Records. Keep, and cause each of its Subsidiaries and the Partnerships to keep, adequate records in accordance with GAAP, of all of its transactions so that at any time, and from time to time, its financial condition may be readily determined and, at the reasonable request of the Lender, make such records available for inspection and permit the Lender to make and take away copies thereof.

          5.2 Quarterly Financial Statements. Deliver to the Lender, on or before the 60th day after the end of each of the first three fiscal quarters of the Borrower, the unaudited consolidated and consolidating Financial Statements of the Borrower and its Subsidiaries, as at the end of such period and from the beginning of such fiscal year to the end of such period, as applicable, which Financial Statements shall be certified by the chief financial officer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and as a fair presentation of the condition of the Borrower and its Subsidiaries, subject to changes resulting from normal year-end audit adjustments.

          5.3 Annual Financial Statements. Deliver to the Lender, as soon as available but not later than the 120th day after the close of each fiscal year of the Borrower, a copy of the annual audited consolidated and consolidating Financial Statements of the Borrower and its Subsidiaries.

          5.4 Compliance Certificates. Concurrently with the furnishing of the Financial Statements submitted pursuant to Sections 5.2 and 5.3, provide the Lender a Compliance Certificate; and concurrently with the furnishing of the Financial Statements submitted pursuant to Section 5.3 if requested by the Lender, provide the Lender a certificate in customary form from the independent certified public accountants for the Borrower stating that their audit has not disclosed the existence of any Default or Event of Default or, if their audit has disclosed the existence of any Default or Event of Default, specifying the nature, period of existence and status thereof.

          5.5 SEC and Other Reports. Deliver to the Lender, within five days after any material report (other than financial statements) or other communication is sent by any of the Borrower, its Subsidiaries or the Partnerships to its stockholders or partners or is filed by any of the Borrower, its Subsidiaries or the Partnerships with the Securities and Exchange Commission or any successor or analogous Governmental Authority, copies of such report or communication.

          5.6 Aging Reports; Borrowing Base Certificates. Deliver to the Lender, (a) as soon as available but not later than the 45th day after the end of each calendar quarter, a statement in form and substance satisfactory to the Lender reflecting the aging of the accounts receivable and accounts payable of the Borrower, and (b) as soon as available but not later than the 45th day after the end of each calendar month, a Borrowing Base Certificate.

          5.7 Notices. Deliver to the Lender, promptly upon any officer of the Borrower having knowledge of the occurrence of any of the following events or circumstances, a written statement with respect thereto, signed by the chief financial officer of the Borrower, or other authorized representative of the Borrower designated from time to time pursuant to written designation by the Borrower delivered to the Lender, advising the Lender of the occurrence of such event or circumstance and the steps, if any, being taken by the Borrower with respect thereto:

      (a)  any Default or Event of Default;

      (b) any default or event of default under any contractual obligation of the Borrower, or any litigation, investigation or proceeding between any of the Borrower, its Subsidiaries or the Partnerships and any Governmental Authority which, in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

      (c) any litigation or proceeding involving any of the Borrower, its Subsidiaries or the Partnerships as a defendant or in which any Property of any of the Borrower, its Subsidiaries or the Partnerships is subject to a claim and in which the amount involved is $1,000,000 or more and which is not covered by insurance or in which injunctive or similar relief is sought;

      (d) the receipt by any of the Borrower, its Subsidiaries or the Partnerships of any Environmental Complaint or any formal request from any Governmental Authority or other Person for information (other than requirements for compliance reports) regarding any Release of Hazardous Substances by any of the Borrower, its Subsidiaries or the Partnerships or from, affecting or related to any Property of any of the Borrower, its Subsidiaries or the Partnerships or adjacent to any Property of any of the Borrower, its Subsidiaries or the Partnerships;

      (e) any actual, proposed or threatened testing or other investigation by any Governmental Authority or other Person concerning the environmental condition of, or relating to, any Property of any of the Borrower, its Subsidiaries or the Partnerships or adjacent to any Property of any of the Borrower, its Subsidiaries or the Partnerships following any allegation of a violation of any Requirement of Law;

      (f) any Release of Hazardous Substances by any of the Borrower, its Subsidiaries or the Partnerships or from, affecting or related to any Property of any of the Borrower, its Subsidiaries or the Partnerships or adjacent to any Property of any of the Borrower, its Subsidiaries or the Partnerships;

      (g) the violation of any Environmental Law or the revocation, suspension or forfeiture of or failure to renew, any permit, license, registration, approval or authorization which could reasonably be expected to have a Material Adverse Effect;

      (h) the institution by the Borrower or any of its Affiliates of any Multi-employer Plan or the withdrawal or partial withdrawal by the Borrower or any of its Affiliates from any Multi-employer Plan;

      (i)  the sale or other transfer of any Oil and Gas
           Properties or any interest therein to any Partnership;

      (j) the incurrence of any Contingent Obligation permitted by Section 6.1(i), the making of any loan or advance permitted by Section 6.2(g), or the acquisition or making of any Investment permitted by Section 6.8(h) which causes the aggregate of all such Contingent Obligations, loans, advances, and Investments to exceed $10,000,000; and

      (k) any other event or condition which could reasonably be expected to have a Material Adverse Effect.

          5.8 Additional Information. Furnish to the Lender, promptly upon the request of the Lender, such additional financial or other information concerning the assets, liabilities, operations and transactions of the Borrower, its Subsidiaries and the Partnerships as the Lender may from time to time reasonably request, including copies of the Partnership Agreements and all amendments thereto, certified as being true and correct by the secretary or assistant secretary of the Borrower.

          5.9 Payment of Assessments and Charges. Pay, and cause each of its Subsidiaries and the Partnerships to pay, all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a Lien against any of its Property, except any of the foregoing being contested in good faith and as to which adequate reserves in accordance with GAAP have been established or unless failure to pay would not have a Material Adverse Effect.

          5.10 Compliance with Laws. Comply, and cause each of its Subsidiaries and the Partnerships to comply, with all Requirements of Law, including (a) the Natural Gas Policy Act of 1978, as amended, (b) Environmental Laws, and (c) all permits, licenses, registrations, approvals and authorizations
(i) related to any natural or environmental resource or media located on, above, within, in the vicinity of, related to or affected by any of its Property, (ii) required for the performance or conduct of its operations, or (iii) applicable to the use, generation, handling, storage, treatment, transport or disposal of Hazardous Substances; and cause all of its employees, agents, contractors, subcontractors and future lessees (pursuant to appropriate lease provisions), while such Persons are acting within the scope of their relationship with the Borrower, such Subsidiary or Partnership, as the case may be, to comply with all applicable Requirements of Law as may be necessary or appropriate to enable the Borrower or such Subsidiary or Partnership, as the case may be, to so comply.

          5.11 ERISA Information and Compliance. Furnish to the Lender upon request, copies of each annual and other report with respect to each Plan or any trust created thereunder filed with the United States Secretary of Labor or the Pension Benefit Guaranty Corporation; fund, and cause each of its Subsidiaries and the Partnerships to fund, all current service pension liabilities as they are incurred under the provisions of all Plans and Multi-employer Plans; and comply, and cause each of its Subsidiaries and the Partnerships to comply, with all applicable provisions of ERISA.

          5.12 Hazardous Substances Indemnification. INDEMNIFY AND HOLD THE LENDER AND ALL OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT AND AFFILIATES OF THE LENDER HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, FINES, PENALTIES, CHARGES, ADMINISTRATIVE AND JUDICIAL PROCEEDINGS AND ORDERS, JUDGMENTS, REMEDIAL ACTIONS, REQUIREMENTS AND ENFORCEMENT ACTIONS OF ANY KIND, AND ALL COSTS AND EXPENSES INCURRED IN CONNECTION THEREWITH (INCLUDING ATTORNEYS' FEES AND EXPENSES), ARISING DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, FROM (A) THE PRESENCE OF ANY HAZARDOUS SUBSTANCE ON, UNDER OR FROM THE PROPERTY OF ANY OF THE BORROWER, ITS SUBSIDIARIES OR THE PARTNERSHIPS, WHETHER PRIOR TO OR DURING THE TERM HEREOF,
(B) ANY ACTIVITY CARRIED ON OR UNDERTAKEN ON OR OFF THE PROPERTY OF ANY OF THE BORROWER, ITS SUBSIDIARIES OR THE PARTNERSHIPS, WHETHER PRIOR TO OR DURING THE TERM HEREOF, AND WHETHER BY ANY OF THE BORROWER, ITS SUBSIDIARIES OR THE PARTNERSHIPS OR ANY PREDECESSOR IN TITLE OR ANY EMPLOYEES, AGENTS, CONTRACTORS OR SUB-CONTRACTORS OF ANY OF THE BORROWER, ITS SUBSIDIARIES OR THE PARTNERSHIPS OR ANY PREDECESSOR IN TITLE, OR ANY THIRD PERSONS AT ANY TIME OCCUPYING OR PRESENT ON SUCH PROPERTIES, IN CONNECTION WITH THE HANDLING, TREATMENT, REMOVAL, STORAGE, DECONTAMINATION, CLEANUP, TRANSPORTATION OR DISPOSAL OF ANY HAZARDOUS SUBSTANCE AT ANY TIME LOCATED OR PRESENT ON OR UNDER SUCH PROPERTY, (C) ANY RESIDUAL CONTAMINATION ON OR UNDER THE PROPERTY OF ANY OF THE BORROWER, ITS SUBSIDIARIES OR THE PARTNERSHIPS, OR (D) ANY CONTAMINATION OF ANY PROPERTY OR NATURAL RESOURCES ARISING IN CONNECTION WITH OR RESULTING FROM THE GENERATION, USE, HANDLING, STORAGE, TRANSPORTATION OR DISPOSAL OF ANY HAZARDOUS SUBSTANCE BY ANY OF THE BORROWER, ITS SUBSIDIARIES OR THE PARTNERSHIPS OR ANY EMPLOYEE, AGENT, CONTRACTOR OR SUBCONTRACTOR OF ANY OF THE BORROWER, ITS SUBSIDIARIES OR THE PARTNERSHIPS WHILE SUCH PERSONS ARE ACTING WITHIN THE SCOPE OF THEIR RELATIONSHIP WITH THE BORROWER, SUCH SUBSIDIARY OR PARTNERSHIP, AS THE CASE MAY BE, IRRESPECTIVE OF WHETHER ANY OF SUCH ACTIVITIES WERE OR WILL BE UNDERTAKEN IN ACCORDANCE WITH REQUIREMENTS OF LAW, INCLUDING ANY OF THE FOREGOING ARISING FROM NEGLIGENCE, WHETHER SOLE OR CONCURRENT, OF THE LENDER OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS IN FACT AND AFFILIATES. THE FOREGOING INDEMNITY SHALL SURVIVE SATISFACTION OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT.

          5.13 Further Assurances. Promptly cure any defects, errors, or omissions in the execution and delivery of any of the Loan Documents and all agreements contemplated thereby, and upon notice, promptly execute and deliver to the Lender all such other assurances and instruments as shall, in the opinion of the Lender, be necessary to fulfill the terms of the Loan Documents.

          5.14 Fees and Expenses of Lender. Upon request, promptly reimburse the Lender for all amounts reasonably expended, advanced or incurred by the Lender in connection with the development, preparation and execution of this Agreement and the other Loan Documents and all amendments, restatements, supplements and modifications hereto and thereto and the consummation of the transactions contemplated hereby and thereby and to collect the Note and enforce the rights of the Lender under this Agreement and the other Loan Documents, which amounts shall be deemed compensatory in nature and liquidated as to amount upon notice to the Borrower by the Lender and which amounts will include, but not be limited to, (a) attorneys' fees, (b) all court costs, (c) fees of auditors and accountants, (d) investigation expenses, (e) fees and expenses incurred in connection with the participation of the Lender as a member of the creditors' committee in a case commenced under Title 11 of the United States Code or other similar law of the United States, the State of Texas or any other jurisdiction, incurred by the Lender in connection with the collection of the Obligations, and
(f) any and all search, registration, recording and filing fees and any and all liabilities with respect to stamp, excise and other taxes, together with interest at the Floating Rate, calculated on the basis of a year of 365 or 366 days, as the case may be, on each such amount from the date of notification to the Borrower that the same was expended, advanced or incurred by the Lender until the date it is repaid to the Lender. The obligations of the Borrower under this Section shall survive the nonassumption of this Agreement in a case commenced under Title 11 of the United States Code or other similar law of the United States, the State of Texas or any other jurisdiction and be binding upon the Borrower and any trustee, receiver or liquidator of the Borrower appointed in any such case.

          5.15 Indemnification. INDEMNIFY AND HOLD THE LENDER AND ALL OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT AND AFFILIATES (EACH SUCH PERSON AN "INDEMNITEE") HARMLESS FROM ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER (INCLUDING REASONABLE ATTORNEYS' FEES AND DISBURSEMENTS) INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN ANY WAY CONNECTED WITH, OR AS A RESULT OF (A) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, (B) THE PERFORMANCE BY THE PARTIES TO THE LOAN DOCUMENTS OF THEIR RESPECTIVE OBLIGATIONS THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR (C) THE ENFORCEMENT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (ALL THE FOREGOING IN THIS SECTION, COLLECTIVELY, THE "INDEMNIFIED LIABILITIES"), INCLUDING INDEMNIFIED LIABILITIES ARISING FROM THE NEGLIGENCE, WHETHER SOLE OR CONCURRENT, OF ANY INDEMNITEE; PROVIDED THAT THE BORROWER SHALL HAVE NO OBLIGATION UNDER THIS SECTION TO ANY INDEMNITEE WITH RESPECT TO INDEMNIFIED LIABILITIES THAT ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NON-APPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR FROM THE BREACH BY SUCH INDEMNITEE OF ITS OBLIGATIONS UNDER ANY LOAN DOCUMENT. THE OBLIGATIONS OF THE BORROWER UNDER THIS SECTION SHALL SURVIVE THE SATISFACTION OF ALL OBLIGATIONS, THE TERMINATION OF THIS AGREEMENT AND THE NONASSUMPTION OF THIS AGREEMENT IN A CASE COMMENCED UNDER TITLE 11 OF THE UNITED STATES CODE OR OTHER SIMILAR LAW OF THE UNITED STATES, THE STATE OF TEXAS OR ANY OTHER JURISDICTION AND BE BINDING UPON THE BORROWER AND ANY TRUSTEE, RECEIVER OR LIQUIDATOR OF THE BORROWER APPOINTED IN ANY SUCH CASE.

          5.16 Maintenance of Existence and Good Standing. Maintain, and cause each of its Subsidiaries and the Partnerships to maintain, its corporate or partnership existence, as the case may be; and maintain, and cause each of its Subsidiaries and the Partnerships to maintain, its qualification and good standing in all jurisdictions wherein the Property now owned or hereafter acquired or the business now or hereafter conducted necessitates same except where the failure to so maintain such qualification and good standing would not have a Material Adverse Effect.

          5.17 Maintenance of Tangible Property. Maintain, and cause each of its Subsidiaries and the Partnerships to maintain, all of its material tangible Property in good repair and condition and make all necessary replacements thereof and operate such Property in a good and workmanlike manner.

          5.18 Maintenance of Insurance. Maintain, or cause to be maintained, insurance with respect to the properties and business of each of the Borrower, its Subsidiaries and the Partnerships against such liabilities, casualties, risks and contingencies and in such amounts as is customary in the industry; and furnish to the Lender, at the execution of this Agreement and at the request of the Lender thereafter, certificates evidencing such insurance.

          5.19 Inspection of Tangible Property. Permit any authorized representative of the Lender, at the sole risk of the Lender and its authorized representatives, to visit and inspect any tangible Property of any of the Borrower, its Subsidiaries or the Partnerships.

          5.20 Payment of Note and Performance of Obligations. Pay the Note according to the reading, tenor and effect thereof, as modified by this Agreement, and pay and perform all Obligations.

          5.21 Operation of Oil and Gas Properties. Develop, maintain and operate, and cause each of its Subsidiaries and the Partnerships to develop, maintain and operate, its Oil and Gas Properties in a prudent and workmanlike manner in accordance with industry standards.

          5.22 Performance of Designated Contracts. Perform and observe in all material respects all of its obligations under the Partnership Agreements and perform and observe, and cause each of its Subsidiaries and the Partnerships to perform and observe, in all material respects all of its obligations under all material agreements and contracts of such Person.

          5.23 Notice Letters. Promptly upon the request of the Lender, execute such notice letters as are necessary or appropriate to transfer and deliver proceeds from the Swift Receivables directly to the Lender.

                                   ARTICLE 6

                               NEGATIVE COVENANTS

            So long as any Obligation remains outstanding or any Commitment exists, without the prior written consent of the Lender, the Borrower will not:

          6.1 Indebtedness; Contingent Obligations. Create, incur, assume or permit to exist any Indebtedness or Contingent Obligations, or permit any of its Subsidiaries or the Partnerships to do so; provided, however, the foregoing restrictions shall not apply to (a) the Obligations other than Hedging Obligations; (b) unsecured accounts payable incurred in the ordinary course of business, which are not unpaid in excess of 60 days beyond invoice date or are being contested in good faith and as to which such reserve as is required by GAAP has been made; (c) Syndicated Debt; (d) performance guarantees and performance surety or other bonds provided in the ordinary course of business; (e) operating leases entered into in the ordinary course of business or endorsements of instruments for collection in the ordinary course of business; (f) purchase-money Indebtedness of the Borrower only incurred in connection with the acquisition of equipment not exceeding $2,500,000 at any time outstanding; (g) Subordinated Debt; (h) obligations with respect to Hedging Agreements entered into with the Lender or any affiliate of the Lender or another counterparty satisfactory to the Lender provided that (i) in the case of hydrocarbon Hedging Agreements, such Hedging Agreements protect against actual exposure to volatility in hydrocarbon prices and the aggregate of the notional and contracted amounts of such Hedging Agreements in any form other than put options do not cover at any time a volume of hydrocarbons exceeding 80% of the projected production from the proved producing reserves as reflected on the reserve report most recently provided pursuant to the Syndicated Credit Agreement, and the aggregate of the notional and contracted amounts of all Hedging Agreements do not cover at any time a volume of hydrocarbons exceeding 100% of the projected production from the proved producing reserves as reflected on the reserve report most recently provided pursuant to the Syndicated Credit Agreement, and (ii) the net mark-to-market exposure under such Hedging Agreements does not exceed $2,500,000 in the aggregate for the Borrower, its Subsidiaries, and the Partnerships, (i) Contingent Obligations with respect to the oil and gas project of the Borrower in Russia, which, together with loans and advances permitted by Section 6.2(g) and Investments permitted by Section 6.8(h) shall not exceed $10,000,000 or, so long as the Lender remains the agent and a lender in the Syndicated Credit Agreement, $25,000,000, and (j) other Indebtedness not exceeding $2,500,000 in the aggregate at any time outstanding for the Borrower and its Subsidiaries.

          6.2 Loans or Advances. Make or agree to make or allow to remain outstanding any loans or advances to any Person, or permit any of its Subsidiaries or the Partnerships to do so; provided, however, the foregoing restrictions shall not apply to (a) advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business and upon terms common in the industry for such accounts receivable, (b) accounts receivable owed by the Partnerships to the Borrower with respect to general and administrative and/or direct expenses and not outstanding for more than 60 days,
(c) loans, advances or extensions of credit to suppliers or contractors under applicable contracts or agreements in connection with oil and gas development activities of the Borrower or such Subsidiary or Partnership, (d) loans and advances to employees of the Borrower or such Subsidiary in the ordinary course of business not exceeding $1,000,000 in the aggregate at any time outstanding,
(e) loans or advances by the Borrower to any Partnership not outstanding for more than 60 days and not exceeding the uncollected but accrued revenues payable to the Borrower with respect to Oil and Gas Properties but attributable to such Partnership, the aggregate of which for all Partnerships shall not exceed $8,000,000 at any time outstanding, (f) loans or advances by the Borrower to Swift Energy Marketing Company which, together with Investments permitted pursuant to Section 6.8(g) shall not exceed $6,000,000, or (g) loans or advances by the Borrower to its oil and gas project in Russia, which, together with Investments permitted by Section 6.8(h), shall not exceed $10,000,000.

          6.3 Mortgages or Pledges of Assets. Create, incur, assume or permit to exist, any Lien on any of its Properties, or permit any of its Subsidiaries or the Partnerships to do so; provided, however, the foregoing restriction in this Section shall not apply to Permitted Liens.

          6.4 Sales of Properties; Leasebacks. Sell, transfer or otherwise dispose of, in any 12-month period, in one or any series of transactions, more than ten percent in value (determined on the basis of the greater of market or book value) of its Property, or enter into any arrangement to do so, or enter into any arrangement to sell or transfer any Property and thereafter rent or lease as lessee such Property or other Property intended for the same use or purpose of the Property sold or transferred, or permit any of its Subsidiaries or the Partnerships to do any of the foregoing in this Section; provided, however, the foregoing restrictions shall not apply to (a) the sale of hydrocarbons or inventory in the ordinary course of business at prices at least substantially equivalent to the open market prices at the time of sale for comparable hydrocarbons or inventory other than the sale of a production payment and, provided that no contract for the sale of hydrocarbons shall obligate any of the Borrower, its Subsidiaries or the Partnerships to deliver hydrocarbons at some future date without receiving full payment therefor within 90 days of delivery, (b) the transfer of Oil and Gas Property of the Borrower to the Partnerships in the ordinary course of business upon terms customary in the industry for sales of comparable nature, (c) the sale or other disposition of Property destroyed, lost, worn out, damaged or having only salvage value or no longer used or useful in the business of the Borrower, or (d) farmouts or similar agreements entered into in the ordinary course of business.

          6.5 Dividends and Distributions. Declare, pay or make, whether in cash or other Property, any dividend or distribution on any share of any class of its capital stock other than cash dividends not exceeding $2,000,000 in any fiscal year and dividends paid in capital stock of the Borrower; or purchase, redeem or otherwise acquire, directly or indirectly, for value or set apart in any way for redemption, retirement or other acquisition, directly or indirectly, any of its stock now or hereafter outstanding; return any capital to its stockholders; or make any distribution (whether by reduction of capital or otherwise) of its assets to its stockholders.

          6.6 Changes in Corporate Structure. Enter into any transaction of consolidation, merger or amalgamation unless the Borrower is the surviving corporation of any such consolidation, merger or amalgamation and no Default or Event of Default exists or will occur as a result thereof; or liquidate, wind up or dissolve or suffer any liquidation or dissolution.

          6.7 Rental or Lease Agreements. Enter into any contract to rent or lease any Properties, real or personal, the aggregate of rental and lease payments under which for the Borrower, its Subsidiaries and the Partnerships on a consolidated basis will exceed $1,000,000 in any calendar or fiscal year or $5,000,000 during the term of such leases; provided, however, the foregoing restriction shall not apply to (a) leases entered into in the ordinary course of business which have been or should be, in accordance with GAAP, recorded as capital leases, (b) bonuses and rentals paid under oil, gas and mineral leases, or (c) the lease covering the corporate office of the Borrower.

          6.8 Investments. Acquire Investments in, or purchase or otherwise acquire all or substantially all of the assets of, any Person, or permit any of its Subsidiaries or the Partnerships to do so; provided, however, the foregoing shall not apply to (a) investments in United States government-issued securities with maturities of no more than one year or certificates of deposit or repurchase agreements issued by (i) the Lender, (ii) Bank of Montreal, or (iii) any bank or trust company organized under the laws of the United States or any state thereof and having capital surplus and undivided profits aggregating at least $250,000,000 and with maturities of no more than one year, (b) commercial paper rated at least P-1 by Moody's Investor Service, Inc. or A-1 by Standard & Poor's Corporation and with maturities of no more than nine months from the date of acquisition thereof, (c) short-term investments in the Eurodollar market through (i) the Lender, (ii) Bank of Montreal, (iii) any bank or trust company organized under the laws of the United States or any state thereof and having capital surplus and undivided profits aggregating at least $250,000,000, or (iv) any other Person acceptable to the Lender, (d) short-term interest bearing deposits with (i) the Lender, (ii) Bank of Montreal or (iii) any bank or trust company organized under the laws of the United States or any state thereof and having capital surplus and undivided profits aggregating at least $250,000,000,
(e) the purchase of Oil and Gas Properties or investments with respect to and relating to the production of oil, gas and other liquid or gaseous hydrocarbons from Oil and Gas Properties, (f) investments by the Borrower in the Partnerships in amounts not to exceed those required as capital contributions under the applicable Partnership Agreements; provided, however, at any time that a Default or Event of Default exists, no investment may be made in any partnership or joint venture in which the Borrower is not, at such time, a partner or joint venturer other than those formed pursuant to Registration Statement No. 33-37983 on Form S-1 filed by the Borrower with the Securities and Exchange Commission on November 28, 1990 (Swift Depositary Interests I), (g) Investments by the Borrower in Swift Energy Marketing Company which, together with loans and advances permitted by Section 6.2(f) shall not exceed $6,000,000, or (h) Investments by the Borrower in its oil and gas project in Russia, which, together with loans and advances permitted by Section 6.2(g), shall not exceed $10,000,000.

          6.9 Lines of Business; Subsidiaries. Expand, on its own or through a Subsidiary, into any line of business other than (a) those in which the Borrower or such Subsidiary is engaged as of the date hereof and (b) other lines of business related to the production of oil, gas and other hydrocarbons; or permit any material change to be made in the character of its business as conducted as of the date hereof.

          6.10 ERISA Compliance. Permit any Plan maintained by it or any Partnership to (a) engage in any "prohibited transaction" as such term is defined in Section 4975 of the Internal Revenue Code of 1954, as amended, (b) incur any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA, or (c) terminate in a manner which could result in the imposition of a Lien on any Property of the Borrower pursuant to Section 4068 of ERISA; assume an obligation to contribute to any Multi-employer Plan; or acquire any Person or the assets of any Person which has now or has had at any time an obligation to contribute to any Multi-employer Plan.

          6.11 Sale or Discount of Receivables. Except to minimize losses on bona fide debts previously contracted, discount or sell with recourse, or sell for less than the greater of the face or market value thereof, any of its notes receivable or accounts receivable.

          6.12 Transactions With Affiliates. Enter into any transaction (including the sale, lease or exchange of Property or the rendering of service), directly or indirectly, with any of its Affiliates other than upon fair and reasonable terms no less favorable than the Borrower could obtain in an arm's length transaction with a Person which was not an Affiliate.

          6.13 Tangible Net Worth. Permit Tangible Net Worth as of the close of any fiscal quarter to be less than $85,000,000 plus 75% of positive Net Income for all fiscal periods ending subsequent to September 30, 1995.

          6.14 Current Ratio. Permit the ratio of Current Assets to Current Liabilities to be at any time less than 0.9 to 1.0.

          6.15 Debt Coverage Ratio. Permit the ratio of Cash Flow for any fiscal quarter to Debt Service determined as of the end of such fiscal quarter to be less than 1.3 to 1.0.

          6.16 Total Liabilities to Shareholders' Equity. Permit the ratio of total liabilities of the Borrower to Shareholders' Equity to be at any time greater than 2.0 to 1.0.

          6.17 Subordinated Debt. Amend, extend or modify any of the terms or provisions of any documents, notes, or agreements evidencing or governing the Subordinated Debt or consent to any of the foregoing; or at any time following the occurrence and during the continuance of any Default or Event of Default, make any payment, whether in cash or other Property, on or with respect to the Subordinated Debt.

          6.18 Negative Pledges. Except pursuant to this Agreement and the agreement governing the Syndicated Debt, enter into or permit to exist any agreement which prohibits or restricts the granting, incurring, assuming, or permitting to exist any Lien on any of its Properties or provides that any such occurrence shall constitute a default or breach of such agreement.

                                   ARTICLE 7

                               EVENTS OF DEFAULT

          7.1 Enumeration of Events of Default. Any of the following events shall be considered an Event of Default as that term is used herein:

      (a) Default shall be made in the payment when due of any installment of principal or interest under this Agreement or the Note or any fees or other sums payable hereunder or under any other Loan Document;

      (b) Default shall be made by the Borrower in the due observance or performance of any covenant or agreement set forth in any of Sections 5.2 through 5.7 and such default shall continue for in excess of 15 days after the earlier of notice thereof by the Lender to the Borrower or knowledge thereof by the Borrower, or default shall be made by the Borrower in the due observance or performance of any other covenant or agreement set forth in this Agreement or any other Loan Document;

      (c) Any representation or warranty made by any of the Borrower, its Subsidiaries, or the Partnerships in this Agreement or any other Loan Document proves to have been untrue in any material respect when made or deemed to have been made, or any representation, warranty, statement (including Financial Statements), certificate or data furnished or made by any of the Borrower, its Subsidiaries, or the Partnerships to the Lender in connection herewith proves to have been untrue in any material respect as of the date the facts therein set forth were stated or certified;

      (d) Default shall be made by any of the Borrower, its Subsidiaries, or the Partnerships in the payment or performance of any bond, debenture, note, security (as defined in the Securities Act of 1933, as amended), or other evidence of Indebtedness, or under any credit agreement, loan agreement, indenture, promissory note, or similar agreement or instrument executed in connection with any of the foregoing, and such default shall remain unremedied for in excess of the period of grace, if any, with respect thereto, and the effect of such default is to cause, or permit the holders of such Indebtedness or security to cause, the acceleration of the maturity of any such Indebtedness or to permit a trustee or holder of any security to elect (whether or not such trustee or holder does elect) a majority of the directors on the board of directors of any of the Borrower or its Subsidiaries;

      (e) Any of the Borrower, its Subsidiaries, or the Partnerships shall (i) apply for or consent to the appointment of a receiver, trustee, or liquidator of it or all or a substantial part of its assets, (ii) file a voluntary petition commencing an Insolvency Proceeding, (iii) make a general assignment for the benefit of creditors, (iv) be unable, or admit in writing its inability, to pay its debts generally as they become due, or (v) file an answer admitting the material allegations of a petition filed against it in any Insolvency Proceeding;

      (f) An order, judgment or decree shall be entered against any of the Borrower, its Subsidiaries, or the Partnerships by any court of competent jurisdiction or by any other duly authorized authority, on the petition of a creditor or otherwise, granting relief in any Insolvency Proceeding or approving a petition seeking reorganization or an arrangement of its debts or appointing a receiver, trustee, conservator, custodian, or liquidator of it or all or any substantial part of its assets, and such order, judgment, or decree shall not be dismissed or stayed within 30 days;

      (g) Any of the Borrower, its Subsidiaries, or the Partnerships shall have (i) concealed, removed, or permitted to be concealed or removed, any part of its Property, with intent to hinder, delay, or defraud its creditors or any of them, (ii) made or suffered a transfer of any of its Property which may be fraudulent under any bankruptcy, fraudulent conveyance, or similar law and not otherwise permitted under the provisions of this Agreement, or (iii) made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid;

      (h) The levy against any significant portion of the Property of any of the Borrower, its Subsidiaries, or the Partnerships or any execution, garnishment, attachment, sequestration, or other writ or similar proceeding which is not permanently dismissed or discharged within 60 days;

      (i) A final and non-appealable order, judgment, or decree shall be entered against any of the Borrower, its Subsidiaries, or the Partnerships for money damages and/or Indebtedness due in an amount in excess of $50,000 and such order, judgment, or decree shall not be dismissed or stayed within 60 days; or

      (j) The Borrower shall default in any of its material obligations as a Partner under any Partnership Agreement.

          7.2 Rights Upon Default. (a) Upon the occurrence of any Event of Default specified in Sections 7.1 (e) or (f), immediately and without notice,
(i) all Obligations shall become due and payable, without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity or other notice of any kind, all of which are expressly waived by the Borrower, (ii) the Commitment shall immediately terminate unless and until the Lender shall reinstate the same in writing, and
(iii) the Lender is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) held by the Lender and any and all other indebtedness at any time owing by the Lender to or for the credit or account of the Borrower against any and all Obligations.

               (b) Upon the occurrence of any other Event of Default, (i) the Lender may declare all Obligations immediately due and payable, without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity or other notice of any kind, all of which are hereby expressly waived by the Borrower, (ii) the Lender may declare the Commitment terminated, whereupon the Commitment shall immediately terminate unless and until the Lender shall reinstate the same in writing, and (iii) the Lender is hereby authorized at any time and from time to time, without notice to the

Borrower (any such notice being expressly waived by the Borrower), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) held by the Lender and any and all other indebtedness at any time owing by the Lender to or for the credit or account of the Borrower against any and all Obligations.

               (c) In addition to the foregoing, upon the occurrence of any Event of Default, the Lender may exercise any or all of their rights and remedies provided by law or pursuant to the Loan Documents.


                                   ARTICLE 8

                                 MISCELLANEOUS

          8.1 Amendments and Waivers. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

          8.2 Survival of Representations, Warranties and Covenants. All representations and warranties of the Borrower and all covenants and agreements herein made shall survive the execution and delivery of the Notes and this Agreement and shall remain in force and effect so long as any Obligation remains outstanding or any Commitment exists.

          8.3 Notices and Other Communications. Except as to oral notices expressly authorized herein, which oral notices shall be confirmed in writing, all notices, requests, and communications hereunder shall be in writing (including by telecopy). Unless otherwise expressly provided herein, any such notice, request, demand, or other communication shall be deemed to have been duly given or made when delivered by hand, or, in the case of delivery by mail, two Business Days after deposited in the mail, certified mail, return receipt requested, postage prepaid, or, in the case of telecopy notice, when receipt thereof is acknowledged orally or by written confirmation report, addressed as follows:

               (a)  If to the Lender, to:

                    Bank One, Texas, National Association
                    910 Travis
                    Houston,Texas 77002
                    Attention:  Charles Kingswell-Smith
                    Telecopy:   (713) 751-7894

               (b)  If to the Borrower, to:

                    Swift Energy Corporation
                    16825 Northchase Drive, Suite 400
                    Houston, Texas  77060
                    Attention:  John R. Alden
                    Telecopy:   (713) 874-2701

provided, that notice, request or communication to or upon the Lender pursuant to Section 2.1 shall not be effective until actually received. Any party may, by proper written notice hereunder to the other, change the individuals or addresses to which such notices to it shall thereafter be sent.

          8.4 Parties in Interest. All covenants and agreements herein contained by or on behalf of the Borrower and the Lender shall be binding upon and inure to the benefit of the Borrower and the Lender, as the case may be, and their respective legal representatives, successors and assigns.

          8.5 Transfers and Participations. The Lender may, at any time, sell, transfer, assign or grant participations in the Obligations or any portion thereof; and the Lender may forward to each transferee and prospective transferee of all or any portion of or interest in the Obligations, all documents and information relating to the Obligations, whether furnished by the Borrower or otherwise obtained, as the Lender determines necessary or desirable. The Borrower agrees that each such permitted transferee, regardless of the nature of any transfer to it, may exercise all rights (including, without limitation, rights of set-off) with respect to the portion of the Obligations held by it as fully as if such transferee were the direct holder thereof, subject to any agreements between such transferee and the transferor to such transferee.

          8.6 No Waiver; Rights Cumulative. No course of dealing on the part of the Lender or the officers or employees of the Lender, nor any failure or delay by the Lender with respect to exercising any of its rights, powers or privileges under this Agreement or any other Loan Document shall operate as a waiver thereof. The rights and remedies of the Lender under this Agreement and the other Loan Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy. No making of a Loan shall constitute a waiver of any of the covenants or warranties of the Borrower contained herein or of any of the conditions to the obligation of the Lender to make other Loans hereunder. In the event the Borrower is unable to satisfy any such covenant, warranty or condition, no such Loan shall have the effect of precluding the Lender from thereafter declaring such inability to be an Event of Default as hereinabove provided.

          8.7 Survival Upon Unenforceability. In the event any one or more of the provisions contained in this Agreement or any other Loan Document shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof or of any other Loan Document.

          8.8 Rights of Third Parties. All provisions herein are imposed solely and exclusively for the benefit of the Lender and the Borrower; and no other Person shall have standing to require satisfaction of such provisions in accordance with their terms or be entitled to assume that the Lender will refuse to make Loans in the absence of strict compliance with any or all of such provisions; and any or all of such provisions may be freely waived in whole or in part by the Lender at any time if in its sole discretion it deems it advisable to do so.

          8.9 Controlling Agreement. In the event of a conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control.

          8.10 Integration. THIS AGREEMENT AMENDS, RESTATES, AND REPLACES THE EXISTING CREDIT AGREEMENT AND CONSTITUTES THE ENTIRE AGREEMENT AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT HEREOF. ALL REFERENCES TO THE EXISTING CREDIT AGREEMENT IN ANY DOCUMENT HERETOFORE OR HEREAFTER EXECUTED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREIN SHALL BE DEEMED TO REFER TO THIS AGREEMENT. THIS AGREEMENT SUPERSEDES ANY PRIOR AGREEMENT AMONG THE PARTIES HERETO, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT HEREOF, INCLUDING THE EXISTING CREDIT AGREEMENT AND THE TERM SHEET DATED FEBRUARY 15, 1996, FROM BANK ONE TO THE BORROWER. THIS AGREEMENT AND THE OTHER WRITTEN LOAN DOCUMENTS REPRESENT, COLLECTIVELY, THE FINAL AGREEMENT AMONG THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

          8.11 Jurisdiction and Venue. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE LITIGATED, AT THE SOLE DISCRETION AND ELECTION OF THE LENDER, IN COURTS HAVING SITUS IN HOUSTON, HARRIS COUNTY, TEXAS. THE BORROWER HEREBY SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE, OR FEDERAL COURT LOCATED IN HOUSTON, HARRIS COUNTY, TEXAS, AND HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO TRANSFER OR CHANGE THE JURISDICTION OR VENUE OF ANY LITIGATION BROUGHT AGAINST IT BY THE LENDER IN ACCORDANCE WITH THIS SECTION.

          8.12 Waiver of Rights to Jury Trial. THE BORROWER AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, COUNTERCLAIM, OR OTHER LITIGATION THAT RELATES TO OR ARISES OUT OF ANY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE ACTS OR OMISSIONS OF THE LENDER IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR OTHERWISE WITH RESPECT THERETO. THE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THIS AGREEMENT.

          8.13 Governing Law. THIS AGREEMENT AND THE NOTE SHALL BE DEEMED TO BE CONTRACTS MADE UNDER AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW; PROVIDED, HOWEVER, THAT VERNON'S TEXAS CIVIL STATUTES, ARTICLE 5069, CHAPTER 15 (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRIPARTY ACCOUNTS) SHALL NOT APPLY.

          8.14 Counterparts. For the convenience of the parties, this Agreement may be executed in multiple counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

               IN WITNESS WHEREOF, this Agreement is executed effective as of the date first above written.


                                     SWIFT ENERGY COMPANY

                                     By: John R. Alden
                                         ---------------------------
                                         John R. Alden
                                         Senior Vice President



                                     BANK ONE, TEXAS, NATIONAL
                                     ASSOCIATION



                                     By: Charles Kingswell-Smith
                                         ---------------------------
                                         Charles Kingswell-Smith
                                         Vice President